Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 30, 2020 (the “Agreement Date”), is entered into by and between Douglas R. Lebda (the “Employee”) and LendingTree, Inc. (the “Company”) and LendingTree, LLC (“LTLLC” which as of the Agreement Date is a wholly-owned subsidiary of the Company; the Company, LTLLC (collectively, the “Company Parties”) and their respective subsidiaries are collectively the “Company Group”).
WHEREAS, Employee is currently serving as Chairman and Chief Executive Officer of the Company;
WHEREAS, Employee and the Company Parties were parties to an Employment Agreement, dated September 20, 2017 (the “Prior Agreement”), which will expire on January 9, 2021; and
WHEREAS, Employee and the Company Parties now wish to enter into this Agreement on the terms and conditions set forth below, which Agreement shall supersede and replace in its entirety the Prior Agreement effective as of the Commencement Date (as defined below).
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee, LTLLC and the Company have agreed and do hereby agree as follows:
1.Employment. During the Term (as defined below), LTLLC agrees to continue to employ Employee and Employee will continue to serve as Company Chairman and Chief Executive Officer as of the Commencement Date and Employee accepts and agrees to such employment.  During the Term, Employee will perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Employee’s position and will render such services on the terms set forth herein. During the Term, Employee will report to the Board of Directors of the Company (the “Board”).  Employee agrees to devote all of Employee’s working time, attention and efforts to the Company Group and to perform the duties of Employee’s position in accordance with the Company Group’s policies as in effect from time to time.
Notwithstanding anything to the contrary in this Agreement, Employee may (i) serve as a corporate board member for up to two (2) organizations as Employee may reasonably determine from time to time, provided said service does not compete with, or present an actual or apparent conflict of interest for, the Company Group, which will be determined by the Board, in its sole, good faith judgment, (ii) serve on civic or charitable boards or committees and (iii) manage his personal investments, in each case, so long as such activities do not interfere with Employee’s ability to perform his duties for the Company Group as contemplated hereunder. The Company Parties acknowledge that, as of the Agreement Date, Employee is serving as a corporate board member of The LendingTree Foundation, Seven 12, LLC and Movements of Hope.
2.Term of Agreement. The term (“Term”) of this Agreement will commence on December 1, 2020 (the “Commencement Date”) and will continue through December 31, 2023, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto; provided, that certain terms and conditions herein may specify a greater period of effectiveness. Employee and the Company Parties will enter into good faith negotiations to extend the Term no later than six months prior to the end of the Term, provided, that Employee has provided written notice to the Company between eight and six months prior to the end of the Term which sets forth his interest in entering into such negotiations. For purposes of clarity, if the Agreement is not renewed in accordance with this Section 2, the Agreement will automatically expire at the end of the Term. Such expiration will not entitle Employee to any compensation or benefits except as earned by Employee through the date of expiration of the Term.

3.Compensation.
(a)Base Salary. During the Term, LTLLC will pay Employee an annual base salary of $750,000 (the “Base Salary”) payable in equal biweekly installments or in such other installments as may be in accordance with LTLLC’s standard payroll practices as in effect from time to time. The Base Salary will be reviewed by the Compensation Committee (the “Committee”) of the Board as the Committee determines to be appropriate or, if requested by Employee in writing, no less frequently than annually in a manner consistent with similarly situated executives of LTLLC and may be increased but not decreased. For all purposes under this Agreement, the term “Base Salary” will refer to the Base Salary as in effect from time to time.
(b)Annual Bonus. During the Term, Employee will be eligible to receive a target annual bonus of up to 125% of his Base Salary with respect to each fiscal year of the Company (each a “Performance Year”) during the Term, beginning with the Performance Year that begins on January 1, 2021. The terms and conditions of the annual bonus, including the applicable performance criteria for a Performance Year, and the amount of the annual bonus payable to Employee for a Performance Year, if any, will be determined by the Committee in its sole discretion. Except as expressly provided in this Agreement, the annual bonus will be paid in accordance with LTLLC’s standard policies and procedures for the payment of annual bonuses to its other similarly situated employees and no later than March 15 of the year following the applicable Performance Year. Notwithstanding anything set forth in this Agreement or otherwise, Employee’s eligibility to receive an annual bonus for the Company’s fiscal year that began on January 1, 2020 shall continue to be governed by the terms and conditions of the Prior Agreement.
(c)Equity Compensation. Subject to Employee remaining employed by LTLLC through the applicable grant dates referenced below and to the Company having sufficient shares available on each grant date under a Company stockholder approved equity compensation plan, on the Base Date (as defined below), Employee will receive grants of a performance-based stock option (the “Performance-Based Option Award”) and a time-based stock option (the “Time-Based Option Award”) under the Company’s Sixth Amended and Restated 2008 Stock and Annual Incentive Plan, as may be amended (or replaced) by the Company (the “2008 Plan”), as described in this Section 3(c). The share numbers and exercise prices referenced herein will be subject to adjustment in the event there is a “Share Change” (as defined in the 2008 Plan) pursuant to the terms of the 2008 Plan.
(i)Definitions. Certain definitions used in this Agreement are provided below in this subsection (i).
“Base Date” means December 3, 2020.
“Base Price” means the greater of the closing price per common share of the Company on the Base Date and $300.
“Performance-Based Option Target Shares” means the nearest whole number of shares that generates a stock option grant date value of $30.0 million (as measured under the Committee’s model, which applies conventional performance-based option valuation methodology assumptions and principles) on the Base Date and using the Base Price as the per share exercise price and per share fair market value.
“Termination of Employment” means the termination of Employee’s employment with LTLLC.
“Termination of Service” means the complete termination of Employee’s employment with, or performance of services for, all members of the Company Group. For the avoidance of doubt, the continuation of Employee’s service with the Company as a non-employee director, advisor or consultant following Employee’s Termination of Employment (among other potential ways in which Employee’s services with any member of the Company Group may be continued following such Termination of Employment) shall not to constitute a Termination of Service.
“Time-Based Option Shares” means the nearest whole number of shares that generates a stock option grant date value of $12.9 million (as measured under the Committee’s model, which applies conventional time-based option valuation methodology assumptions and principles) on the Base Date and using the Base Price as the per share exercise price and per share fair market value.
(ii)Performance-Based Option Award and Time-Based Option Award. The Performance-Based Option Award and the Time-Based Option Award will be evidenced by the agreement substantially in the form attached as Exhibit A (the “Performance-Based Option Award Agreement”) and Exhibit B (the “Time-Based Option Award Agreement”), respectively. Employee must execute such agreements as a condition of such grants. The number of Company common shares subject to the Performance-Based Option Award at target performance will be the Performance-Based Option Target Shares and the number of Company common shares subject to the Time-Based Option Award will be the Time-Based Option Shares. All terms and conditions of the Performance-Based Option Award and the Time-Based Option Award, including the per share exercise price and the vesting terms, will be provided in the Performance-Based Option Award Agreement or the Time-Based Option Award Agreement, as applicable, subject to accelerated vesting pursuant to Sections 1(a), 1(b), 1(d) or 1(g) of the Standard Terms and Conditions. Except as may be otherwise provided under Sections 1(a), 1(b) or 1(d) of the Standard Terms and Conditions, no shares under the Performance-Based Option Award or the Time-Based Option Award will vest after Employee experiences a Termination of Service and any then unvested shares will be forfeited without consideration as of such Termination of Service. In the event of any conflict in terms between this Agreement and the Performance-Based Option Award or the Time-Based Option Award Agreement, the terms of the Performance-Based Option Award Agreement or the Time-Based Option Award Agreement, as applicable, will prevail and govern.
(iii)During the Term, Employee shall not receive any equity compensation awards, other than the Performance-Based Option Award and the Time-Based Option Award.
(d)Benefits. During the Term, Employee will be eligible to participate in any welfare, health, life insurance, pension benefit, incentive, fringe benefit, perquisite and benefit plans, programs, policies and practices as may be adopted from time to time by the Company Group on the same basis as that provided to similarly situated employees of LTLLC generally; provided that, during the Term, Employee shall be provided with fringe benefits and perquisites (including, without limitation, reimbursement of country club dues) on a basis that is no less favorable than those provided to Employee as of the Commencement Date, provided however, that Employee’s personal use of Company aircraft will continue to be subject to the Company Group’s corporate aircraft policy and further provided that the Company retains the discretion as to whether or not to continue to have a Company aircraft (and what type of aircraft). Without limiting the generality of the foregoing, Employee will be eligible for the following benefits:
(i)Reimbursement for Business Expenses. During the Term, the Company Parties will reimburse Employee for all reasonable and necessary expenses incurred by Employee in performing Employee’s duties for the Company Group, on the same basis as similarly situated employees of LTLLC generally and in accordance with the Company Group’s policies as in effect from time to time.
(ii)Vacation. During the Term, Employee will be eligible for paid vacation in accordance with the plans, policies, programs and practices of LTLLC applicable to similarly situated employees of LTLLC generally.
4.Notices. All notices and other communications under this Agreement will be in writing and will be given by email, first-class mail, certified or registered with return receipt requested or hand delivery, with email or hand delivery acknowledged in writing by the recipient personally, and will be deemed to have been duly given three days after mailing or immediately upon duly acknowledged email or hand delivery, as applicable, to the respective persons named below:

If to the Company Parties:	LendingTree, Inc.
11115 Rushmore Drive
Charlotte, NC 28277
Attention: General Counsel & Corporate Secretary
Email: Legal@lendingtree.com

If to Employee:	At the most recent address on file at the Company Group.

Any party may change such party’s address for notices by notice duly given pursuant hereto.
5.Governing Law, Jurisdiction; Dispute Resolution. This Agreement and the legal relations thus created between the parties hereto will be governed by and construed under and in accordance with the laws of the State of North Carolina without reference to the principles of conflicts of laws. Except as set forth in Subsection (c) below, the parties agree that any dispute arising under this Agreement or involving the subject matter of this Agreement shall first be mediated and, if not resolved by mediation, submitted to mandatory binding arbitration as set forth below. The costs of any such mediation or arbitration proceedings shall be borne equally by the Company and Employee and neither party shall be entitled to recover attorneys’ fees or costs expended in the course of such mediation or arbitration or enforcement of the award rendered thereunder.
(a)Mediation. No arbitration of any dispute between the parties shall occur until the parties’ dispute has been submitted to mediation. If the mediation does not resolve the dispute within sixty (60) days of the commencement of mediation (which period may be extended by mutual agreement), then the parties agree to immediately submit the dispute to binding arbitration. Otherwise, the dispute shall be mediated in conformity with the rules governing court-ordered mediation in the State of North Carolina then in effect at the time of the mediation.
(b)Arbitration. In the event the parties do not resolve their dispute by mediation as set forth in Subsection (a) above, either party may commence an arbitration by making a demand on the other. The demand shall contain a short and concise statement of the claims that the party seeks to arbitrate. Within ten (10) calendar days, the responding party shall reply to the claimant’s demand with a short and concise statement of the responding party’s defenses, offsets, and counterclaims. The claimant shall then have ten (10) calendar days in which to reply to any counterclaims raised by the responding party by serving a short and concise statement of the claimant’s defenses and offsets. The arbitration shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”), but not necessarily by or under the auspices of the AAA. Except as set forth in Subsection (c) below, the arbitration shall be the sole and exclusive means of resolving such disputes, and neither party shall initiate any action, suit, or proceeding in any court in respect of this Agreement except as may be necessary to enforce any such arbitration determination. The Federal

Arbitration Act, 9 U.S.C. §§ 1-16 (“FAA”), shall govern the parties’ obligation to arbitrate disputes. All awards of the arbitration will be non-appealable except as otherwise provided in the FAA.
(c)Exclusions. Employee is not prohibited from pursuing an administrative claim with a federal or state administrative body that is authorized to enforce or administer laws related to employment. In addition, disputes arising under Section 2 of the Standard Terms and Conditions of this Agreement may be resolved either in court in the appropriate jurisdiction set forth above, or through mediation and arbitration as described above.
6.Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Employee expressly understands and acknowledges that the Standard Terms and Conditions, together with Exhibits A, B, and C attached hereto, are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof’ will refer to this Agreement and the Standard Terms and Conditions, together with Exhibits A, B, and C attached hereto, taken as a whole.
7.Effect on Prior Agreements. This Agreement, together with all Exhibits hereto, constitutes the entire agreement between the parties and supersedes any and all prior agreements, term sheets between the parties with respect to the subject matter hereof, including without limitation, the Prior Agreement.
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IN WITNESS WHEREOF, each of the Company Parties has caused this Agreement to be executed and delivered by its duly authorized officer and Employee has executed and delivered this Agreement as of the Agreement Date.

LENDINGTREE, INC.
By:	/s/ Jill Olmstead
Name: Jill Olmstead
Title: Chief Human Resources Officer

LENDINGTREE, LLC.
By:	/s/ Jill Olmstead
Name: Jill Olmstead
Title: Chief Human Resources Officer

EMPLOYEE
By:	/s/ Douglas R. Lebda
Name: Douglas R. Lebda

STANDARD TERMS AND CONDITIONS
1.Termination of Employee’s Employment.
(a)Death. Upon Employee’s Termination of Employment prior to the expiration of the Term by reason of Employee’s death, LTLLC will pay Employee’s designated beneficiary or beneficiaries or Employee’s estate (collectively, the “Beneficiary”), within 30 days of Employee’s death (or earlier, to the extent required by applicable law) in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s death through the end of the month in which Employee’s death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below). Additionally, the Beneficiary will receive the payments and benefits described in clauses (A) through (C) below, but (with respect to clauses (A) through (C) below) only if the Beneficiary timely executes and does not revoke a general release of the Company Group and its affiliates substantially in the form attached hereto as Exhibit C (the “Release”). If the Beneficiary does not execute the Release within forty-five (45) days following Employee’s Termination of Employment, or if the Beneficiary revokes the Release (the end of the permitted revocation period following execution without revocation being exercised, the “Release Effective Date”), Beneficiary’s entitlement to the payments and benefits described in clauses (A) through (C) below will immediately become null and void.
(A)Full vesting of the 2018 RSA Grant (as defined in the Prior Agreement) and the Time-Based Option Award as of Employee’s Termination of Employment if such grants were outstanding as of Employee’s Termination of Employment;
(B)The portion of the 2017 Performance Option (as defined in the Prior Agreement) and the Performance-Based Option Award, each to the extent that they Performance Vested (each as defined in the applicable award agreement) as of Employee’s Termination of Employment, will become fully vested and exercisable as of the date of Employee’s Termination of Employment; and
(C)If Employee’s Termination of Employment precedes December 31, 2021, the portion of the Performance-Based Option Award that has not Performance Vested as of Employee’s Termination of Employment will become fully vested and exercisable to the extent that the VWAP increase over the Base Price hurdles (as set forth in the Performance-Based Option Award Agreement) are attained on or before December 31, 2021.
(b)Disability. Upon Employee’s Termination of Employment by LTLLC prior to expiration of the Term by reason of Employee’s Disability, LTLLC will pay Employee, within 30 days of such Termination of Employment (or earlier, to the extent required by applicable law) in a lump sum in cash, (i) Employee’s Base Salary from the date of Employee’s Termination of Employment due to Disability through the end of the month in which such Termination of Employment occurs, offset by any amounts payable to Employee under any disability insurance plan or policy provided by LTLLC and (ii) any Accrued Obligations (as defined in Section 1(f) below). “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, Employee unable to perform substantially the duties pertaining to his employment with LTLLC. A return to work of less than 14 consecutive days will not be considered an interruption in Employee’s six consecutive months of disability. Disability will be determined by LTLLC on the basis of medical evidence satisfactory to LTLLC. Additionally, Employee will receive the payments and benefits described in Section 1(a) clauses (A) through (C) above, but (with respect to such above clauses (A) through (C)) only if Employee timely executes and does not revoke the Release. If Employee does not execute the Release within forty-five (45) days following Employee’s Termination of Employment, or if Employee revokes the Release before the Release Effective Date, Employee’s entitlement to the payments and benefits described in such above clauses (A) through (C) will immediately become null and void.

(c)Termination for Cause: Resignation by Employee Without Good Reason. Subject to the terms of this Agreement, LTLLC may terminate Employee’s employment under this Agreement with or without Cause at any time. Similarly, subject to the terms of this Agreement, Employee may terminate his employment under this Agreement with or without Good Reason at any time. Upon Employee’s Termination of Employment prior to expiration of the Term by LTLLC for Cause or upon Employee’s resignation without Good Reason, this Agreement will terminate without further obligation by the Company Group, except for the payment of any Accrued Obligations (as defined in Section 1(f) below) within thirty (30) days of such Termination of Employment (or earlier, to the extent required by applicable law). As used herein, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense; provided however that after indictment, the Company Group may suspend Employee from the rendition of services, but without limiting or modifying in any other way the Company Group’s obligations to Employee under this Agreement; provided further that Employee’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Employee’s employment for Cause; (b) a material breach by Employee of a fiduciary duty owed to the Company Group; (c) a material breach by Employee of any of the covenants made by Employee in Section 2 hereof; or (d) the willful or gross neglect by Employee of the material duties required by this Agreement. Before a cessation of Employee’s employment can be deemed to be a Termination of Employment for Cause, (A) the Company Group must provide written notice to Employee that identifies the conduct described in clauses (b), (c) or (d) above, as applicable, and (B) in the event that the event or condition is curable, Employee will have failed to remedy such event or condition within 30 days after Employee has received the written notice from the Company Group described above.  As used herein, “Good Reason” means the occurrence of any of the following without Employee’s written consent, (i) a material adverse change in Employee’s title at the Company, duties for the Company Group, operational authorities or reporting responsibilities as they relate to Employee’s position as Chairman and Chief Executive Officer of the Company from those in effect immediately following the Agreement Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company Group promptly after receipt of notice thereof given by Employee and for purposes of this subclause it shall be considered a material adverse change if immediately following a Change of Control (as defined below) Employee is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control, (ii) a material reduction in Employee’s annual base salary, (iii) a relocation of Employee’s principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by the Company Group of this Agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company Group promptly after receipt of notice thereof given by Employee.
(d)Termination Other Than For Death, Disability or Cause; Resignation by Employee For Good Reason.  Subject to Section 1(g), upon Employee’s Termination of Employment with LTLLC prior to expiration of the Term (i) by LTLLC without Cause (other than for death or Disability) or (ii) upon Employee’s resignation for Good Reason (either such termination, a “Qualifying Termination”), Employee will receive (x) payment of the Accrued Obligations within thirty (30) days of such Qualifying Termination (or earlier, to the extent required by applicable law) and (y) the payments and benefits described in clauses (A) through (I) below, but (with respect to clauses (A) through (I) below) only if Employee timely executes and does not revoke the Release and Employee complies in all material respects with his obligations under Sections 2(a) through 2(e). If Employee does not execute the Release within forty-five (45) days following the date of such Qualifying Termination, or if Employee revokes the Release before the Release Effective Date, Employee’s entitlement to the payments and benefits described in clauses (A) through (I) below will immediately become null and void.

(A)An amount (the “Severance Amount”) equal to the greater of: (i) the amount of Base Salary (calculated using Employee’s then-current Base Salary) that Employee would have received had his employment continued over the period commencing on the date of the Qualifying Termination and ending on the second anniversary of the date of the Qualifying Termination, or (ii) the amount of Employee’s then-current Base Salary plus Employee’s target annual bonus for the bonus program in effect for Employee for the year in which Employee’s employment terminates.
The Severance Amount will be paid in substantially equal payments over the two year period following the date of Qualifying Termination in accordance with LTLLC’s normal payroll practices in effect at the time of Employee’s Qualifying Termination beginning on the regularly scheduled payroll date immediately following the Release Effective Date provided however that if the Severance Amount is determined to be “nonqualified deferred compensation” that is subject to Section 409A (as defined below), then the first installment will be paid on the sixtieth (60th) day following the date of the Qualifying Termination and will include the amount of all payments that would have been made after the Release Effective Date but before the sixtieth (60th) day following such Qualifying Termination, and the remaining Severance Amount will be payable in installments as specified above on LTLLC’s regularly scheduled payroll dates following the sixtieth (60th) day following such Qualifying Termination;
(B)A cash lump-sum payment in an amount equal to the pro-rated portion of Employee’s annual bonus for the Company’s fiscal year in which the Qualifying Termination occurs based on actual performance achieved for such year (as if the entire annual bonus was based solely on the applicable Company performance metrics and without regard to any assessment of personal performance), with such proration based on the ratio of the number of days employed during such year to 365 (the amount of such payment, the “Pro-Rated Annual Bonus”), and paid when annual bonuses are paid to other employees;
(C)Subject to Employee timely making such requisite elections to continue such coverages, Employee will continue to receive group health and life insurance coverage by LTLLC for Employee and his dependents for up to 18 months after the Qualifying Termination on the same terms as if Employee was still a full-time active employee of LTLLC during such period (with Employee continuing to pay the same dollar amount for such coverage that he would need to pay if he were still an active employee), provided, that as soon as Employee is offered health insurance coverage in connection with new employment, then Employee’s status for purposes of this clause (C) will solely be that of a former employee of LTLLC (and any further coverages will be provided on that basis and not as if Employee was still a full-time active employee of LTLLC).
Notwithstanding any provision of this Agreement to the contrary but subject to the same terms and conditions set forth in the preceding paragraph, if LTLLC determines, in its sole discretion, that it cannot provide such COBRA premium payment benefits without adverse tax consequences to Employee or LTLLC or for any other reason, then LTLLC shall, in lieu thereof, provide to Employee a taxable monthly amount equal to the monthly plan premium payment in substantially equal monthly installments over such 18-month period (or the remaining portion thereof). The benefits described in this clause (C) (both the continuation of benefits and taxable cash payment), including the applicable terms and conditions, are referred to herein as the “Continued Health Benefit;”
(D)Provided that Employee’s Qualifying Termination also constitutes a Termination of Service, with respect to any performance-based equity compensation award (excluding the 2018 RSA Grant, the 2017 Performance Option, the 2018 Performance Awards

(as defined in the Prior Agreement) and the Performance-Based Option Award) then-outstanding with respect to which Employee has not yet vested as of the date of the Qualifying Termination, such award will remain eligible to vest and will become fully and immediately exercisable in accordance with the terms of the applicable award agreement evidencing such award following the completion of the applicable performance period in an amount equal to (i) the total number of shares, if any, that would have been ultimately awarded thereunder following completion of the performance period applicable to such award, multiplied by (ii) a fraction, the numerator of which is the number of days Employee was employed from the grant date of the award to the date of Employee’s Qualifying Termination, and the denominator of which is the number of days from the grant date to the latest in time date of any performance period in the applicable award.
For the sake of clarity, in the event that Employee’s Qualifying Termination does not also constitute a Termination of Service, with respect to any performance-based equity compensation award (excluding the 2018 RSA Grant, the 2017 Performance Option, the 2018 Performance Awards and the Performance-Based Option Award) then-outstanding with respect to which Employee has not yet vested as of the date of the Qualifying Termination, such award will remain eligible to vest and will become fully and immediately exercisable in accordance with the terms of the applicable award agreement evidencing such award following the completion of the applicable performance period in an amount equal to the total number of shares, if any, that would have been ultimately awarded thereunder following completion of the performance period applicable to such award; provided that there is no Termination of Service prior to the completion of such performance period.
(E)With respect to Employee’s then-outstanding unvested Company compensatory equity awards held by Employee that vest solely based on Employee’s continued service to the Company Group, excluding the Time-Based Option Award (the “Time-Based Equity Awards”), such portion of the Time-Based Equity Awards that would otherwise have become vested and exercisable by the second anniversary of the date of Qualifying Termination had Employee’s employment not been terminated will become fully vested and immediately exercisable as of the date of Qualifying Termination;
(F)With respect to Employee’s then-outstanding vested stock options, excluding the Time-Based Option Award, (1) any restrictions on delaying Employee’s ability to exercise otherwise vested stock options will be removed as of the date of Qualifying Termination and (2) Employee will be able to exercise such vested stock options until the earliest of (i) their applicable expiration date, (ii) the date of a Change of Control of the Company (as defined in this Agreement) in which the stock options are not being continued, assumed, converted, or otherwise substituted for, or (iii) the first anniversary of the Qualifying Termination;
(G)If the 2018 RSA Grant or the Time-Based Option Award is then-outstanding, then such portion of the 2018 RSA Grant or the Time-Based Option Award that would otherwise have become vested by the second anniversary of the date of Qualifying Termination had Employee’s employment not been terminated will become fully vested and immediately exercisable as of the date of Qualifying Termination;
(H)The portion of the 2017 Performance Option and the Performance-Based Option Award, each to the extent that they Performance Vested as of the date of Qualifying Termination, will be fully vested and immediately exercisable as of such Qualifying Termination; and
(I)The portion of the 2017 Performance Option (and the 2018 Performance Awards if they were outstanding) and the Performance-Based Option Award that were not

Performance Vested as of the date of Qualifying Termination will become fully vested and immediately exercisable as of such date to the extent that the VWAP increase over the Base Price hurdles (as set forth in the applicable award agreement) are attained as of the date of Qualifying Termination with such last performance measurement based on the VWAP for the 30 consecutive day period ending on the date of Qualifying Termination (rather than at the end of the fiscal quarter in which the Qualifying Termination occurred as set forth in the applicable award agreement).
Notwithstanding the foregoing, in no event will Employee’s resignation be for Good Reason unless (x) an event or circumstance set forth in any of clauses (i) through (iv) of the definition thereof will have occurred and Employee provides the Company with written notice thereof within forty-five (45) days after Employee has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Employee believes constitutes Good Reason, (y) the Company Group fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Employee resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.
(e)Mitigation; Offset. In the event of Employee’s Termination of Employment prior to the end of the Term, in no event will Employee be obligated to seek other employment or take any other action by way of mitigation of severance benefits or other compensation or benefits. If Employee obtains other employment during the Term, the amount of any severance payments to be made to Employee under Section 1(d) hereof after the date such employment is secured will be offset by the amount of compensation earned by Employee from such employment through the end of the Term. For purposes of this Section 1(e), Employee will have an obligation to inform the Company promptly regarding Employee’s employment status following Employee’s Termination of Employment and during the period encompassing the Term.
(f)Accrued Obligations. As used in this Agreement, “Accrued Obligations” will mean the sum of (i) any portion of Employee’s accrued but unpaid Base Salary through the date of death or Employee’s Termination of Employment for any reason, as the case may be; any annual bonus earned, but unpaid, as of the date of Employee’s Termination of Employment for the immediately preceding fiscal year; (iii) any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) that has not yet been paid, (iv) any reasonable and necessary business expenses incurred by Employee prior to the date of Employee’s Termination of Employment but not yet reimbursed and (v) any benefits earned by Employee (excluding any then-outstanding equity compensation awards which will continue to be governed by their applicable terms and conditions) but unpaid or unused at the date of Employee’s Termination of Employment provided that the payout of these benefits is consistent with the plans, policies, programs and practices of LTLLC at the date of Employee’s Termination of Employment.
(g)Change of Control.  For purposes of this Agreement, a “Change of Control” results when: (i) any person or entity, other than Employee or persons or entities having beneficial ownership of securities of the Company also beneficially owned by Employee (a “Lebda Beneficial Owner”)), becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, a Lebda Beneficial Owner, (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. For purposes of defining Change of

Control, “Company” refers to LendingTree, Inc. as a whole and does not apply to events only affecting specific businesses or subsidiaries of LendingTree, Inc. To the extent necessary to comply with Section 409A (as defined below), a Change of Control must also constitute a “change in control event” within the meaning of Section 409A.
(A)If a Change of Control occurs while Employee is employed by LTLLC then the benefits described in clauses (i) through (v) below will be provided to Employee automatically upon the Change of Control:
(ii)All then-outstanding Time-Based Equity Awards held by Employee will become fully vested and immediately exercisable immediately prior to such Change of Control;
(iii)All then-outstanding unvested Company compensatory equity awards held by Employee that are subject to performance-based vesting (other than the 2018 RSA Grant, the 2017 Performance Option, the 2018 Performance Awards and the Performance-Based Option Award) will become fully vested and immediately exercisable based on the actual level of achievement of the applicable performance goals measured as of (or within five business days before) the date of such Change of Control; provided, that any portion of the award that does not vest as of such date will be forfeited without consideration upon the Change of Control;
(iv)Any then-outstanding unvested portion of the 2018 RSA Grant and the Time-Based Stock Option Award will become fully vested and fully exercisable immediately prior to the Change of Control;
(v)With respect to any then-outstanding 2017 Performance Option, 2018 Performance Option, 2018 Performance RSA (as defined in the Prior Agreement) and Performance-Based Option Award, (x) any portion of those awards that are not Performance Vested as of immediately prior to such Change of Control will be measured as of the fifth business day before the Change of Control pursuant to the terms of the applicable award agreements evidencing such awards, except that the VWAP (as defined in the applicable award agreement) will be replaced with the Company’s closing share price on the fifth business day before the Change of Control, and to the extent that the performance goals are achieved after giving effect to such measurement, such portion of the 2017 Performance Option, 2018 Performance Option, 2018 Performance RSA or Performance-Based Option Award, as applicable, will become Performance Vested and fully exercisable immediately prior to the Change of Control and any unvested portion of those awards will be forfeited without consideration upon the Change of Control; and
(vi)After giving effect to clause (iv) above, the portion of any then-outstanding 2017 Performance Option, 2018 Performance Option, 2018 Performance RSA and Performance-Based Option Award which are Performance Vested will become fully vested and exercisable immediately prior to such Change of Control.
(B)In the event that Employee experiences a Qualifying Termination upon or at any time during the 24 month period following the occurrence of a Change of Control, then Employee will receive (x) payment of the Accrued Obligations within thirty (30) days of such Qualifying Termination (or earlier, to the extent required by applicable law) and (y) the payments and benefits described in clauses (i) through (iii) below, but (with respect to clauses (i) through (iii) below) only if Employee timely executes and does not revoke the Release and Employee complies in all material respects with his obligations under Sections 2(a) through 2(e). If Employee does not execute the Release within forty-five (45) days following the date of such Qualifying Termination, or if Employee revokes the Release before the Release Effective Date, Employee’s entitlement to the payments and benefits described in clauses (i) through (iii) below will immediately become null and void. For avoidance of doubt, if Employee experiences a Qualifying Termination upon or at any time during the 24 month period following the occurrence of a Change of Control, then Employee will not be eligible to receive any payments or benefits under Section 1(d). There is no requirement for Employee to mitigate the benefits provided in clauses (i) through (iii) below.
(i)    A cash lump sum severance payment in an amount equal to the sum of (x) 200% of Employee’s then-current Base Salary plus (y) 200% of Employee’s target annual bonus for the bonus program in effect for Employee for the year in which Employee’s employment terminates plus (z) the Pro-Rated Annual Bonus, payable within 60 days following Employee’s Qualifying Termination but in no event prior to the Release Effective Date;
(ii)    With respect to Employee’s then-outstanding vested stock options, Employee will be able to exercise such vested stock options until the earliest of (x) their applicable expiration date, (y) the date of a change of control of the Company in which the applicable stock option is not being assumed, continued, substituted for or otherwise replaced as of such change of control, or (z) the second anniversary of the date of Qualifying Termination; and
(iii)    Subject to the terms and conditions of Section 1(d)(C), Employee will be entitled to receive the Continued Health Benefit under Section 1(d)(C).
Notwithstanding anything set forth herein, Employee’s exercise of any equity awards that become fully vested and exercisable pursuant to this Section 2 shall be subject to any limitation imposed by applicable securities law.
2.Confidential Information; Non-Compete; Non-Solicitation; And Proprietary Rights. Employee covenants as follows:
(a)Confidentiality. Employee acknowledges that while employed by LTLLC, Employee will occupy a position of trust and confidence and will have access to valuable, highly confidential, privileged and proprietary information relating to Company Group’s business and/or its customers, lenders, suppliers, vendors and other business partners of Company Group, including, without limitation: information about the Company Group or any of its subsidiaries or affiliates, and their clients and customers that is not disclosed by the Company Group or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Employee in the course of employment with the Company Group or any of its subsidiaries or affiliates, including without limitation, any proprietary knowledge, business plans, marketing concepts, strategies and plans; sales methods and techniques; pricing structure and data; trade secrets, data, formulae, technologies and processes; client and customer lists; data furnished to the Company Group or its subsidiaries or affiliates by third parties that is subject to confidentiality obligations; and all papers, resumes, and records (including computer records) of the documents containing such information (collectively, “Confidential Information”). Confidential Information shall not include any information which is or becomes generally available in the public domain other than through any act or omission of Employee or which Employee can demonstrate by written records was independently developed by Employee without reference to the Confidential Information. During his employment and thereafter, Employee agrees to hold the Confidential Information in strict confidence, and Employee may not, except as set forth in Section 3 below, as may be required to perform Employee’s duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential

Information. Employee acknowledges and agrees: (i) that the Confidential Information and all copies thereof, as described herein, is sensitive, valuable, and proprietary information that is the sole and lawful property of the Company Group, or (as applicable) which has been entrusted to the Company Group subject to certain confidentiality obligations; (ii) that the Confidential Information represents a material investment of the Company Group’s time, money, and other resources; (iii) that the Company Group has a legitimate need to protect such Confidential Information; (iv) that such Confidential Information is the subject of reasonable efforts on the Company Group’s behalf to keep it confidential; (v) that Confidential Information to which Employee was exposed in the course of employment with the Company Group prior to the execution of this Agreement, if any, shall nevertheless constitute Confidential Information, and shall be subject to the terms, requirements, and restrictions herein; (vi) that Employee has no interest or rights with respect to any of the Confidential Information; and (vii) that the Confidential Information constitutes proprietary, sensitive, and confidential information and trade secrets (as such term is defined in N.C.G.S. § 66-152, et seq., and the Uniform Trade Secrets Act) of the Company Group. Employee agrees to deliver or return to the Company Group, at the Company Group’s request at any time or as soon as possible upon Employee’s Termination of Employment, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company Group and its subsidiaries or affiliates to Employee or prepared by Employee in the course of Employee’s employment by LTLLC and its subsidiaries or affiliates, except as set forth in Section 3 below. In connection with the preceding sentence, Employee must certify to the Company Group that he has fully complied with its requirements and the Company Group will have the ability to take reasonable actions to confirm such compliance. As used in this Agreement, “affiliates” means any company controlled by, controlling or under common control with the Company Group. Employee understands that it is the Company Group’s policy to respect all trade secrets and confidential information of other entities, including without limitation any entity where the Company Group’s employees may previously have been employed. Employee represents that he has not at any time, and will not in the future: (1) disclose, expose, or otherwise make available to the Company Group; (2) use in the course and scope of his employment with the Company Group or on behalf of or for the benefit of the Company Group; or (3) induce or attempt to induce the Company Group to use, any trade secrets or other confidential information belonging to any entity other than the Company Group. In the event that Employee is subject or may be subject to any confidentiality, non-disclosure, non-compete or non-solicitation agreement of any kind, or any other covenant, agreement or policy that conflicts or may conflict with any provisions of this Agreement or Employee’s work assignment, Employee agrees to immediately notify the Company Group’s Human Resources Department in writing of its existence, and shall immediately furnish a copy of the same, if available, to the Company Group’s Human Resources Department.
Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Company Group’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.
(b)Non-Competition. In consideration of LTLLC’s employment of Employee, and in order to protect the substantial time, money and effort invested by the Company Group in its selling, marketing, pricing and servicing strategies, the development of goodwill among its customers and other legitimate business interests, Employee agrees as follows:
(i)    During the period of Employee’s employment with LTLLC, Employee shall not engage in the performance or attempted performance of any material activities or services performed in the course and scope of Employee’s duties for the Company Group (whether for Employee’s own benefit or for, on behalf of, as an employee of, as an independent contractor of, or at the request of any other entity or individual) except on behalf of the Company Group and only then in the course and scope of Employee’s employment with LTLLC; and Employee shall not otherwise compete with the business of the Company Group during the Term, whether for Employee’s own benefit or for the benefit of others. Notwithstanding the foregoing, this Section 2(b)(i) shall not be interpreted to impose greater restriction on Employee’s activities than those applicable to Employee pursuant to Employee’s fiduciary duty of loyalty as a director and executive officer of the Company, determined under the laws of the Company’s domicile.
(ii)    For a period of 24 consecutive months immediately following Employee’s Termination of Employment for any reason following the date hereof (the “Restricted Period”), Employee may not, without the prior written consent of the Company, engage in or become Associated with a Competitive Activity (together, “Restricted Activity”). For purposes of this Section 2(b): (i) a “Competitive Activity” means any business or other endeavor, in the Restricted Territory, involving products or services that are the same or substantially similar to the type of products or services that the Company Group is engaged in providing both (x) as of the date hereof or at any time during Employee’s employment with the Company Group and (y) at any time during the twelve (12) month period preceding Employee’s Termination of Employment, and (ii) Employee will be considered to have become “Associated with a Competitive Activity” if Employee performs or takes substantial steps to perform (whether for Employee’s own benefit or for, on behalf of, as an employee of, as an independent contractor of, or at the request of any other entity or individual) any material activities performed in the course and scope of Employee’s duties for the Company Group during the twelve (12) month period immediately preceding Employee’s Termination of Employment, in a manner or role that directly competes with the Company Group or directly and materially assists others in engaging in a Competitive Activity. Notwithstanding the foregoing, (i) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is listed on a national stock exchange if Employee is not otherwise affiliated with such corporation and (ii) Employee may become employed by a partnership, corporation or other organization that is engaged in a Competitive Activity so long as Employee does not engage in or become Associated with a Competitive Activity.
(iii)    For purposes of this Agreement, “Restricted Territory” means the largest territory which is described by one or more of the following subsections and is deemed enforceable by any court of competent jurisdiction, but only to extent that the Restricted Activity in which Employee is engaged therein is directed toward Competitive Activity inside the United States of America:
(2)Any State, province, or similar political territory in any country;

(3)Any State, province, or similar political territory in any country in which, as of the Cessation Date, Employee worked in or was based;
(4)Any State, province, or similar political territory in any country in which Employee dealt with the Company Group’s customers or lenders during Employee’s employment with the Company Group during the Prior Period;
(5)North Carolina; and/or
(6)The geographical area within a radius of one hundred (100) miles from the Company Group’s location where Employee primarily works as of the Cessation Date.
(c)Non-Solicitation of Employees. During Employee’s employment with LTLLC and during the Restricted Period, Employee will not, without the prior written consent of the Company, hire, recruit, or solicit, attempt to hire, recruit, or solicit, or assist others in hiring, recruiting, or soliciting, the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is (or was during the six months prior to Employee’s date of termination) either an employee, officer, director, agent, consultant or independent contractor of the Company Group or any of its subsidiaries or affiliates (except for such employment or hiring by the Company Group or any of its subsidiaries or affiliates); provided however that this Section 2(c) will not apply to any hiring which results solely from a general solicitation of employment that was not directed to employees of the Company Group or any of its subsidiaries or affiliates.
(d)Non-Solicitation Of Business Partners. During Employee’s employment with LTLLC and during the Restricted Period, Employee may not, except for the benefit of the Company Group, to perform Employee’s duties hereunder or as required by applicable law, without the prior written consent of the Company, solicit, take substantial steps to solicit, materially assist in soliciting, take substantial steps to do business with, or do business with any business partners or business affiliates of the Company Group that are engaged in a Competitive Activity , or encourage (regardless of who initiates the contact) any of the business partners or business affiliates of the Company Group to discontinue or limit its relationship with Company Group in any manner or use the services of any competitor of the Company Group, its subsidiaries or affiliates.
(e)Proprietary Rights; Assignment.
(i)    In the event that Employee (A) has, individually or in conjunction with others, authored, invented, created, discovered, developed, conceived, made, wrote, or reduced to practice or (B) does, individually or in conjunction with others, author, invent, create, discover, develop, conceive, make, write, or reduce to practice, any invention, modification, discovery, idea, design, development, concept, process, know-how, improvement, system, work, manuscript, translation, transliteration, writing or intellectual property right of any kind whatsoever (whether or not patentable or registerable under any applicable copyright, trademark, or other intellectual property statute or code) (collectively referred to as an “Invention”) that relates in any way to, is suggested by or results from, or is otherwise usable in the business or activities of the Company Group, whether: (a) at any time during any period of Employee’s employment with LTLLC, whether before or after the Agreement Date, or after the cessation of Employee’s employment with LTLLC, when such Invention directly or indirectly results from the exposure of Employee to any of the Confidential Information; or (b) at any time during any period of Employee’s employment with the Company Group, when such Invention directly or indirectly: (1) was developed in the course and scope of Employee’s employment with the Company Group, (2) was suggested by or resulted from Employee’s job with the Company Group, (3) was suggested by or resulted from Employee’s performance of tasks or work assigned by the Company Group, or (4) resulted from the use of equipment, supplies, facilities, premises or property of any kind owned, leased or otherwise in the possession of or used by the Company Group (all of the foregoing being collectively referred to herein as “Work Product”), then any such Work Product and all goodwill and benefits arising or accruing therefrom (including, without limitation, all rights of ownership, attribution, and royalties) shall immediately become the sole, exclusive, and absolute property of the Company Group, as provided herein; provided that if the Work Product is conceived after the cessation of Employee’s employment with LTLLC under the circumstances described in clause (a) of this Section 2(e)(i) then such Confidential Information must still be considered to be Confidential Information at the time such Work Product is conceived or developed, unless the loss of such Confidential Information status was the result of any unauthorized disclosure by Employee.
(ii)    Notwithstanding the foregoing, for the avoidance of doubt, Work Product shall not include any Invention that Employee developed solely on his/her own time without using the Company Group’s equipment, supplies, facilities, trade secrets or other Confidential Information, except for those Inventions that: (a) in any way relates to the Company Group’s business, activities or actual or demonstrably anticipated research or development or (b) result from any work performed by Employee for or on behalf of the Company Group.
(iii)    Employee agrees to assign, and does hereby irrevocably assign, any and all rights, title and interest throughout the world in and to any and all Work Product and all goodwill and benefits arising or accruing therefrom to the Company Group without further consideration, and shall promptly notify the Company Group of all information related to any such Work Product. Employee agrees and acknowledges that at the moment any such Work Product is conceived, all rights, title and interest thereto shall immediately become the sole, exclusive and absolute property of the Company Group; and it shall further immediately become Confidential Information (and shall be treated as such), unless otherwise prohibited under the terms of this Agreement.
(iv)    If any Work Product may be protected by copyright and is deemed in any manner to constitute “work made for hire,” as such term is defined in 17 U.S.C. § 101, then such Work Product shall be deemed “work made for hire,” the copyright of which, and all other rights, title and interest thereto, shall immediately and by operation of this Agreement be owned solely, exclusively and completely by the Company Group. If any Work Product may be protected by copyright and is not considered to be included in the categories of works covered by the “work made for hire” definition contained in 17 U.S.C. § 101, then Employee shall, and hereby does by operation of this Agreement, irrevocably and without reservation assign and transfer all copyrights, Moral Rights and other associated rights thereto to the Company Group.
(v)    Employee agrees that at the request and sole expense of the Company Group, Employee shall sign, execute, make and do all deeds, documents, assignments, transfers, instruments and acts as the Company Group may require to comply with or confirm the terms of this Agreement, including without limitation (as deemed necessary by the Company Group in its sole discretion) the transfer or confirmation of transfer of rights, title and interest to any and all Work Product, and the application for copyrights, patents or other intellectual property rights related to Work Product solely in the name of the Company Group or its assigns. If for any reason whatsoever the Company Group is unable to secure Employee’s cooperation (as determined by the Company Group in its sole discretion) or execution of any such deed, instrument, or other document regarding a patent, copyright or other protection or registration of any right related to any Work Product, Employee hereby appoints the Company Group as his/her duly authorized agent and attorney in fact for the limited purposes of executing any such deed, instrument or other document and prosecuting any action for or otherwise obtaining legal protection or registration of any Work Product or right or benefit arising or accruing therefrom, solely in the name of the Company Group or that of its assigns or as the Company Group otherwise desires.
(f)Compliance With Policies And Procedures. During the Term, Employee must adhere to the policies and standards of professionalism set forth in the Company Group’s policies and procedures as they may exist from time to time.
(g)Remedies For Breach. Employee expressly agrees and understands that Employee will notify the Company in writing of any alleged breach of this Agreement by the Company Group, and the Company Group will have 30 days from receipt of Employee’s notice to cure any such breach.
Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee’s violation of any provision of this Section 2, in addition to any remedy that the Company Group may have at law, the Company Group will be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation, in all cases without any requirement of posting a bond. Nothing in this Section 2 will be deemed to limit the Company Group’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 2, which may be pursued by or available to the Company Group.
(h)Survival of Provisions. The obligations contained in this Section 2 will, to the extent provided in this Section 2, survive the termination or expiration of the Term and Employee’s Termination of Employment with LTLLC and will be fully enforceable in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. If any of the covenants of this Section 2 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company Group or its affiliates, as applicable, to enforce any such covenant in any other jurisdiction.
3.Protected Rights.
Nothing in this Agreement or otherwise prohibits Employee from communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower or any other federal, state or local governmental authority or self-regulatory organization (“Government Agency”) without notifying the Company. The Company Group may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that he might become entitled to from the SEC or any other Government Agency.
4.Waiver of Prior Agreements.
This Agreement constitutes the entire agreement between the parties, and Employee acknowledges that he has waived, effective as of the Agreement Date, any and all rights under prior agreements and understandings (whether written or oral and including without limitation the Prior Agreement) between Employee and the Company Group with respect to the subject matter of this Agreement. Employee acknowledges and agrees that neither the Company Group nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.
5.Assignment; Successors.
This Agreement is personal in its nature and none of the parties hereto may, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of the assets of the Company or LTLLC with or to any other individual or entity, this Agreement will, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor (including the Company upon assignment of this Agreement) must discharge and perform all the promises, covenants, duties, and obligations of the Company Group hereunder, and all references herein to the “Company” or “LTLLC” or “Company Group” will refer to such successor.
6.Withholding.
The Company Group will make such deductions and withhold such amounts from each payment and benefit made or provided to Employee hereunder, as may be required from time to time by applicable law, governmental regulation or order.
7.Heading References. Section headings in this Agreement are included herein for convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof’ will refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
8.Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement may not be modified in any respect except by a writing executed by each party hereto.
9.Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy will be stricken. All portions of this Agreement that do not violate any statute or public policy will continue in full force and effect. Further, any court order striking any portion of this Agreement will modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
10.Indemnification. The Company will indemnify and hold Employee harmless for acts and omissions in Employee’s capacity as an officer, director or employee of any member of the

Company Group to the maximum extent permitted under applicable law; provided however that neither the Company Group, nor any of its subsidiaries or affiliates will indemnify Employee for any losses incurred by Employee as a result of acts that would constitute Cause under Section 1(c) of this Agreement. This Section 10 will survive Employee’s Termination of Employment with LTLLC and, as applicable, will be fully enforceable thereafter in accordance with the terms of this Agreement.
11.Section 280G Limitation. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company Group or any affiliates making such payment or providing such benefit as a result of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments required by any similar reduction or elimination provision contained in such other plan, arrangement or agreement), the portion of the Total Payments that does not constitute “nonqualified deferred compensation” under Section 409A of the Code will first be reduced (if necessary, to zero), and all other Total Payments will thereafter be reduced (if necessary, to zero) with, in each case, cash payments being reduced before non-cash payments (and, within each category, payments to be paid last being reduced first); provided however that such reduction will only be made if the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code on such unreduced Total Payments). Any determination required to be made under this paragraph will be made by independent tax counsel reasonably acceptable to both Employee and the Company, and will be paid for by the Company (“Tax Counsel”).
It is possible that, after the determinations and selections made pursuant to the foregoing paragraph, Employee will receive payments and/or benefits that are, in the aggregate, either more or less than the amount determined under such paragraph (hereafter referred to as an “Excess Payment” or “Underpayment”, as applicable). If Tax Counsel determines that an Excess Payment has been made, then Employee must promptly repay the Excess Payment to the Company, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. If Tax Counsel determines that an Underpayment has occurred, Company Group will promptly (but in any event within ten (10) days of such determination) pay to Employee an amount equal to the Underpayment, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee had the provisions of the foregoing paragraph not been applied until the date of payment.
12.Section 409A. The parties intend that any amounts payable hereunder will comply with or be exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement will be deemed to be a separate payment. Employee and Company Group agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither Employee nor the Company Group will have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of Company Group, and (ii) to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “Termination of Employment” (and substantially similar phrases) will mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” under Section 409A upon his separation from service and if payment of any amounts on account of Employee’s separation from service under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts will be delayed as required by Section 409A, and the accumulated amounts will be paid in a lump sum payment within five business days after the end of the six-month delay period. If Employee dies during the six-month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A will be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. For the avoidance of doubt, it is intended that any expense reimbursement made to Employee hereunder will be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder is determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of Employee’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit. While it is intended that all payments and benefits provided to Employee under this Agreement will be exempt from or comply with Section 409A, the Company Group makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A.  The Company Group will have no liability to Employee or any other party if a payment or benefit under this Agreement or otherwise is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  Employee further understands and agrees that Employee will be entirely responsible for any and all taxes imposed on Employee as a result of this Agreement.
13.Recoupment. Notwithstanding anything in this Agreement to the contrary, any payments made or granted pursuant to this Agreement will be subject to any recoupment or clawback policy that may be adopted by the Company Group from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company Group to recoup or clawback compensation paid.
14.Key-Person Insurance. The Company Group has the right to insure Employee’s life for the sole benefit of the Company Group in such amounts, and with such terms, as it may determine. All premiums payable thereon will be the obligation of the Company Group. Employee will have no interest in any such policy, but Employee agrees to cooperate with the Company Group in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents.

ACKNOWLEDGED AND AGREED:
Date:    November 30, 2020

LENDINGTREE, INC. LENDINGTREE, LLC
By:	/s/ Jill Olmstead
Name: Jill Olmstead
Title: Chief Human Resources Officer

EMPLOYEE
By:	/s/ Douglas R. Lebda
Name: Douglas R. Lebda

EXHIBIT A

FORM OF PERFORMANCE STOCK OPTION AGREEMENT

Notice of Performance Stock Option Award Granted Under the
LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan

Important Note: You must login to your account at to accept this Award and obtain other important information concerning this Award, such as a copy of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan as the same has been amended and restated from time to time up to the date of this Award (the “2008 Plan”) and the Terms and Conditions for Performance Stock Option Award (the “Terms and Conditions”). Additional copies of these documents are also available on the MyEquity page of the Company intranet or upon request from your Human Resources Department. This Award will not become effective until you login and accept both documents. You acknowledge that you have received copies of the 2008 Plan and the 2008 Plan’s prospectus.

Award Recipient:	Douglas Lebda (also referred to herein as “you” or “Employee”)
Performance Stock Option Award:
Under the 2008 Plan:
You have been awarded a nonqualified stock option to acquire a maximum of 363,464 Shares of LendingTree, Inc. Common Stock at an “Exercise Price” of $300.00 per Share (“Performance Option”). The “Target Shares” for purposes of this Performance Option is 217,643 Shares.

Award Date:	December 3, 2020
Vesting Schedule:	This Performance Option shall, subject to the provisions of the 2008 Plan, vest and no longer be subject to any vesting restrictions as described below in the “Vesting” section.
Expiration Date:
The vested portion of this Performance Option will expire upon the earlier of (i) the expiration of the 12-month period following your Termination of Service (as defined in your employment agreement with the Company and LendingTree, LLC, dated as of November 30, 2020 (the “Employment Agreement”)), (ii) the date of Change of Control of the Company (as defined in the Employment Agreement) if this Performance Option is not being assumed, replaced, substituted for or otherwise continued after the Change of Control, or (iii) 10 years from your Award Date (the “Expiration Date”) or except as otherwise provided in the 2008 Plan or the attached Terms and Conditions.
If you do not exercise your vested Performance Option before the Expiration Date, your unexercised Performance Option will be forfeited and canceled in its entirety.

Post-Exercise Holding Period	Except for Shares that may be sold by Employee or retained by the Company in each case solely in order to satisfy applicable tax withholding, no Shares acquired by Employee upon the exercise of any vested portion of the Performance Option may be sold, transferred or otherwise disposed of by Employee until the earliest of (i) the second anniversary of the date of exercise, (ii) an event occurring under Sections 1(a), 1(b), 1(d) or 1(g) of the Standard Terms and Conditions of the Employment Agreement (which, for the avoidance of doubt, does not include a Termination of Service by Employee due to Employee’s Retirement) or (iii) a Change of Control of the Company.
Impact of a Termination of Service:	Except as otherwise provided in the 2008 Plan, this Award Notice or your Employment Agreement, the unvested portion of this Performance Option will be forfeited without consideration and canceled in its entirety upon your Termination of Service.
Terms and Conditions:
Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2008 Plan or the Employment Agreement, as applicable.
Your Performance Option is subject to the Terms and Conditions attached hereto and to the 2008 Plan, which are posted on www.benefitaccess.com and incorporated herein by reference, and any employment agreement between you and LendingTree, Inc. Copies of these documents are also available upon request from your Human Resources Department. In the event of a conflict between the Terms and Conditions and this Notice, this Notice shall control.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your Performance Option.

Terms and Conditions for Performance Stock Option Award
Overview
These Terms and Conditions apply to the stock option (the “Award”) awarded to you by LendingTree, Inc. (“LendingTree, Inc.” or the “Company”) pursuant to the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan as the same has been amended and restated from time to time (the “2008 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”). This Award is also referred to herein as the “Performance Option”.
Continuous Service
In order for shares subject to this Award to vest and be exercisable, you must not experience a Termination of Service before the applicable vesting event as set forth in the Vesting section below, except as otherwise provided in the Employment Agreement. Nothing in your Award Notice, these Terms and Conditions, or the 2008 Plan shall confer upon you any right to continue in the employ or service of LendingTree, Inc. or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time and for any or no reason.
Vesting
For purposes of this Award, “Base Date” means December 3, 2020 and “Base Price” means $300.00 per common share of the Company. The Performance Option has both performance- and time-based vesting conditions.
Performance-Based Vesting Conditions
The performance vesting condition will be based on the Company’s share price growth as compared to the Base Price as measured on a quarterly basis during the 17 fiscal quarter period after the Base Date and utilizing the below table. The volume weighted average closing per share price of the Company’s stock will be measured during the final 30 trading days in each fiscal quarter commencing with the first fiscal quarter of 2021 and for each fiscal quarter through the first fiscal quarter of 2025 (each such measured value is the “VWAP”). To the extent the VWAP has increased over the Base Price for any given quarter per the below table then the applicable percentage of Target Shares (as a cumulative total number of shares) shall be deemed to be “Performance Vested”. Shares that do not become Performance Vested at any time on or prior to March 31, 2025 shall never become exercisable and shall be forfeited without consideration.

VWAP Increase over Base Price	Percentage of Target Shares That are Performance Vested
Less than 44%	0%
44%	33%
88%	100%
132% (or greater)	167%

Linear interpolation of vesting if VWAP increase over Base Price is between 44% and 132%.
Time-Based Vesting Conditions
The portion of the Performance Option which has Performance Vested shall become vested and exercisable in three equal annual installments (rounded to nearest whole number) upon your continued employment or service with LendingTree, Inc. or its Subsidiaries or Affiliates on December 31 of

each of 2024, 2025 and 2026, subject to the “Treatment on Termination” section below. Any incremental Performance Vesting that occurs in the quarter ended March 31, 2025 shall give rise to vesting and exercisability in three equal installments (rounded to the nearest whole number) upon such continued employment or service upon certification by the Committee and on December 31 of each of 2025 and 2026.
Treatment on Termination
On and following January 1, 2024, you shall be deemed Retirement-eligible for purposes of your Performance Option, and in the event of your Termination of Employment (as defined in the Employment Agreement) due to your Retirement on or following such date, provided that such Termination of Employment due to your Retirement also constitutes a Termination of Service, the unvested portion of your Performance Option shall (i) remain outstanding and be eligible to become Performance Vested based on the extent to which the VWAP of the fiscal quarter ending following the date of your Termination of Employment increases over the Base Price hurdles and (ii) no longer be subject to any time-based vesting conditions or exercisability restrictions. For the sake of clarity, in the event that your Retirement does not also constitute a Termination of Service, the unvested portion of your Performance Option shall (i) remain outstanding and (ii) be eligible to become Performance Vested according to the “Performance-Based Vesting Conditions” section of this Award Notice.
Except as provided above in the event of your Termination of Employment due to your Retirement or as may be otherwise provided under Sections 1(a), 1(b) or 1(d) of the Standard Terms and Conditions in the Employment Agreement, no portion of this Performance Option will vest after Employee experiences a Termination of Service and any then unvested portion shall be forfeited without consideration as of such Termination of Service. The then vested portion of this Performance Option may remain exercisable after your Termination of Service to the extent provided in the “Expiration Date” section above.
For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Service.
Exercise
When you wish to exercise this Award, you must notify the Company by filing a “Notice of Exercise” in the form prescribed by LendingTree, Inc. at the address given on the form. Your notice must specify how many Shares you wish to purchase and is subject to the minimum purchase limitation set forth in Plan section 5(g). The notice can only become effective after it is received and approved by the Company. If someone else wants to exercise this Performance Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
When you submit your Notice of Exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of (i) certified or bank check or (ii) to the extent approved by the Committee by any of the methods described in Plan sections 5(g)(i), 5(g)(ii), or 5(g)(iii).
Taxes and Withholding
No later than the date as of which an amount in respect of any part of this Award first becomes includable in your gross income for federal, state, local or foreign income or employment or other tax purposes, LendingTree, Inc. or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares or cash (at the Company’s sole discretion) issued upon settlement of the Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of LendingTree, Inc.’s withholding obligation on the date of exercise of the Performance Option. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the settlement of your Award, be required to pay to LendingTree, Inc., or make arrangements satisfactory to LendingTree, Inc. regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. To the extent approved by the Committee, you may satisfy the applicable tax withholding amounts as permitted under Plan section 13(d).
Non-Transferability of the Award
Your Award shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise except as may be permitted under Plan section 5(j).
No Rights as a Stockholder
Until your Award is exercised and settled with Shares, you shall not be entitled to any rights of a stockholder with respect to the Award (including the right to vote the underlying Shares or receive dividends). Moreover, if LendingTree, Inc. declares and pays dividends on the Common Stock during the period in which any portion of this Award remains unvested, this Award will not be credited with any dividends.
Other Restrictions
The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of Shares, then in any such event, the Award and/or any issuance of Shares under the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
Conflicts and Interpretation
In the event of any conflict between these Terms and Conditions and the 2008 Plan, the 2008 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2008 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2008 Plan shall govern. In the event of (i) any conflict between the Award Notice (or any information posted on LendingTree, Inc.’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com) and LendingTree, Inc.’s books and records, or (ii) ambiguity in the Award Notice (or any information posted on LendingTree, Inc.’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com), LendingTree, Inc.’s books and records shall control.
Amendment
LendingTree, Inc. may modify, amend or waive the terms of your Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection
The acceptance of your Award constitutes your authorization of the release from time to time to LendingTree, Inc. or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Award and/or the 2008 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Award and/or the 2008 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Award also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which LendingTree, Inc., your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
Sections 409A, 280G and 4999 of the Code
Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and related rules and regulations (“Section 409A”). In no event shall LendingTree, Inc. be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A (or Code Section 280G or 4999) with respect to any amounts or benefits paid to you in respect of your Award.
Notification of Changes
Any changes to these Terms and Conditions shall either be posted on LendingTree, Inc.’s intranet or communicated (either directly by LendingTree, Inc. or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) after such change becomes effective.

EXHIBIT B

FORM OF STOCK OPTION AGREEMENT

Notice of Stock Option Award Granted Under the
LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan

Important Note: You must login to your account at to accept this Award and obtain other important information concerning this Award, such as a copy of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan as the same has been amended and restated from time to time up to the date of this Award (the “2008 Plan”) and the Terms and Conditions for Stock Option Award (the “Terms and Conditions”). Additional copies of these documents are also available on the MyEquity page of the Company intranet or upon request from your Human Resources Department. This Award will not become effective until you login and accept both documents. You acknowledge that you have received copies of the 2008 Plan and the 2008 Plan’s prospectus.

Award Recipient:	Douglas Lebda (also referred to herein as “you” or “Employee”)
Stock Option Award:	Under the 2008 Plan: You have been awarded a nonqualified stock option to acquire 125,853 Shares of LendingTree, Inc. Common Stock at an “Exercise Price” of $300.00 per Share (“Stock Option”).
Award Date:	December 3, 2020
Vesting Schedule:	Subject to your continued employment or service with LendingTree, Inc. or its Subsidiaries or Affiliates, your Stock Option shall, subject to the provisions of the 2008 Plan, vest and no longer be subject to any vesting restriction in six equal annual installments (rounded to nearest whole number) on each December 31 of 2021, 2022, 2023, 2024, 2025 and 2026.
Expiration Date:
The vested portion of this Stock Option will expire upon the earlier of (i) the expiration of the 12-month period following your Termination of Service (as defined in your employment agreement with the Company and LendingTree, LLC, dated as of November 30, 2020 (the “Employment Agreement”)), (ii) the date of Change of Control of the Company (as defined in the Employment Agreement) if this Stock Option is not being assumed, replaced, substituted for or otherwise continued after the Change of Control, or (iii) 10 years from your Award Date (the “Expiration Date”) or except as otherwise provided in the 2008 Plan or the attached Terms and Conditions.
If you do not exercise your vested Stock Option before the Expiration Date, your unexercised Stock Option will be forfeited and canceled in its entirety.

Post-Exercise Holding Period	Except for Shares that may be sold by Employee or retained by the Company in each case solely in order to satisfy applicable tax withholding, no Shares acquired by Employee upon the exercise of any vested portion of the Stock Option may be sold, transferred or otherwise disposed of by Employee until the earliest of (i) the second anniversary of the date of exercise, (ii) an event occurring under Sections 1(a), 1(b), 1(d) or 1(g) of the Standard Terms and Conditions of the Employment Agreement (which, for the avoidance of doubt, does not include a Termination of Service by Employee due to Employee’s Retirement) or (iii) a Change of Control of the Company.
Impact of a Termination of Service:	Except as otherwise provided in the 2008 Plan, this Award Notice or your Employment Agreement, the unvested portion of this Stock Option will be forfeited without consideration and canceled in its entirety upon your Termination of Service.
Terms and Conditions:
Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2008 Plan or the Employment Agreement, as applicable.
Your Stock Option is subject to the Terms and Conditions attached hereto and to the 2008 Plan, which are posted on www.benefitaccess.com and incorporated herein by reference, and any employment agreement between you and LendingTree, Inc. Copies of these documents are also available upon request from your Human Resources Department. In the event of a conflict between the Terms and Conditions and this Notice, this Notice shall control.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your Stock Option.

Terms and Conditions for Stock Option Award
Overview
These Terms and Conditions apply to the stock option (the “Award”) awarded to you by LendingTree, Inc. (“LendingTree, Inc.” or the “Company”) pursuant to the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan as the same has been amended and restated from time to time (the “2008 Plan”). You were notified of your Award by way of an award notice (the “Award Notice”).
Continuous Service
In order for shares subject to this Award to vest and be exercisable, you must not experience a Termination of Service before the applicable vesting event as set forth in the “Vesting Schedule” section of the Award Notice, except as otherwise provided in the Employment Agreement. Nothing in your Award Notice, these Terms and Conditions, or the 2008 Plan shall confer upon you any right to continue in the employ or service of LendingTree, Inc. or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time and for any or no reason.
Vesting
Subject to the Award Notice, these Terms and Conditions and the 2008 Plan, the Award shall vest and no longer be subject to satisfaction of any restriction on the dates and subject to any applicable performance conditions (such period during which restrictions apply is the “Restriction Period”) as set forth in the “Vesting Schedule” section of the Award Notice.
Treatment on Termination
On and following January 1, 2024, you shall be deemed Retirement-eligible for purposes of your Stock Option, and in the event of your Termination of Employment (as defined in the Employment Agreement) due to your Retirement on or following such date, provided that such Termination of Employment due to your Retirement also constitutes a Termination of Service, you shall be entitled to additional vesting of your Stock Option based the number of days that you remained employed with or provide services to the Company or any of its Subsidiaries from most recent vesting date of your Stock Option through the date of such Termination of Employment due to your Retirement. For the sake of clarity, in the event that your Retirement does not also constitute a Termination of Service, the unvested portion of your Stock Option shall (i) remain outstanding and (ii) continue to vest according to the “Vesting Schedule” section of this Award Notice.
Except as provided above in the event of your Termination of Employment due to your Retirement or as may be otherwise provided under Sections 1(a), 1(b) or 1(d) of the Standard Terms and Conditions in the Employment Agreement, no portion of this Stock Option will vest after Employee experiences a Termination of Service and any then unvested portion shall be forfeited without consideration as of such Termination of Service. The then vested portion of this Stock Option may remain exercisable after your Termination of Service to the extent provided in the “Expiration Date” section above.
For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Service.
Exercise
When you wish to exercise this Award, you must notify the Company by filing a “Notice of Exercise” in the form prescribed by LendingTree, Inc. at the address given on the form. Your notice must specify how many Shares you wish to purchase and is subject to the minimum purchase limitation set forth in Plan section 5(g). The notice can only become effective after it is received and approved by the Company. If someone else wants to exercise this Stock Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
When you submit your Notice of Exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of (i) certified or bank check or (ii) to the extent approved by the Committee by any of the methods described in Plan sections 5(g)(i), 5(g)(ii), or 5(g)(iii).
Taxes and Withholding
No later than the date as of which an amount in respect of any part of this Award first becomes includable in your gross income for federal, state, local or foreign income or employment or other tax purposes, LendingTree, Inc. or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares or cash (at the Company’s sole discretion) issued upon settlement of the Award that gives rise to the withholding requirement. In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall generally have a Fair Market Value equal to the aggregate amount of LendingTree, Inc.’s withholding obligation on the date of exercise of the Stock Option. If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the settlement of your Award, be required to pay to LendingTree, Inc., or make arrangements satisfactory to LendingTree, Inc. regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. To the extent approved by the Committee, you may satisfy the applicable tax withholding amounts as permitted under Plan section 13(d).
Non-Transferability of the Award
Your Award shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise except as may be permitted under Plan section 5(j).
No Rights as a Stockholder
Until your Award is exercised and settled with Shares, you shall not be entitled to any rights of a stockholder with respect to the Award (including the right to vote the underlying Shares or receive dividends). Moreover, if LendingTree, Inc. declares and pays dividends on the Common Stock during the Restriction Period, this Award will not be credited with any dividends.
Other Restrictions
The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of Shares, then in any such event, the Award and/or any issuance of Shares under the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
Conflicts and Interpretation
In the event of any conflict between these Terms and Conditions and the 2008 Plan, the 2008 Plan shall control; provided, that an action or provision that is permissive under the terms of the 2008 Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control. In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2008 Plan shall govern. In the event of (i) any conflict between the Award Notice (or any information posted on LendingTree, Inc.’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com) and LendingTree, Inc.’s books and records, or (ii) ambiguity in the Award Notice (or any information posted on LendingTree, Inc.’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com), LendingTree, Inc.’s books and records shall control.
Amendment
LendingTree, Inc. may modify, amend or waive the terms of your Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.
Data Protection
The acceptance of your Award constitutes your authorization of the release from time to time to LendingTree, Inc. or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your Award and/or the 2008 Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your Award and/or the 2008 Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your Award also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which LendingTree, Inc., your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.
Sections 409A, 280G and 4999 of the Code
Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and related rules and regulations (“Section 409A”). In no event shall LendingTree, Inc. be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A (or Code Section 280G or 4999) with respect to any amounts or benefits paid to you in respect of your Award.
Notification of Changes
Any changes to these Terms and Conditions shall either be posted on LendingTree, Inc.’s intranet or communicated (either directly by LendingTree, Inc. or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) after such change becomes effective.

EXHIBIT C

FORM OF RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into as of this              day of                   , hereinafter “Execution Date”, by and between Douglas R. Lebda (hereinafter “Employee”), and LendingTree, LLC (hereinafter, “LTLLC”) and LendingTree, Inc. (hereinafter, the “Company”). Employee, LTLLC and the Company are collectively referred to herein as the “Parties”.
1.    The Parties were parties to an “Employment Agreement” dated November 30, 2020. Employee’s employment with LTLLC was terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with LTLLC including the termination thereof. The Company and LTLLC expressly disclaim any wrongdoing or any liability to Employee. The Company, LTLLC and their respective subsidiaries collectively are referred to herein as the “Company Group”.
2.    The Company or LTLLC agrees to provide Employee the severance benefits provided for in [Section 1(a) of the Standard Terms and Conditions of the Employment Agreement] [Section 1(b) of the Standard Terms and Conditions of the Employment Agreement] [Section 1(d) of the Standard Terms and Conditions of the Employment Agreement] [Section 1(g) of the Standard Terms and Conditions of the Employment Agreement] (the “Severance Benefits”) after he executes this Release and does not revoke it as permitted in Section 8 below, the expiration of such revocation period being the “Effective Date”).
3.    Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, LTLLC, excluding any action to enforce the Employment Agreement as it relates to the provision of the Severance Benefits or to Section 10 of the Standard Terms and Conditions of the Employment Agreement; provided however that nothing contained in this Section 3 will prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein. Employee hereby releases the Company Group, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Released Parties, whether known or unknown, arising from or relating to Employee’s employment with or discharge from LTLLC, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the State of North Carolina; any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that post-date the Execution Date.

4.    Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his immediate family and his financial and legal advisors on a need-to-know basis.
5.    Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee, LTLLC and the Company.
6.    Employee will direct all employment verification inquiries to [HR Rep]. In response to inquiries regarding Employee’s employment with LTLLC, LTLLC by and through its speaking agent(s) agrees to provide only the following information: Employee’s date of hire, the date his employment ended and rates of pay.
7.    If any provision of this Release or compliance by Employee or LTLLC or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on each of Employee, LTLLC and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of North Carolina for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.
8.    In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the applicable rules and regulations promulgated thereunder. Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he would otherwise be entitled to receive upon termination of his employment; (B) his waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he has read and understands the terms of this Release; (C) he has hereby been advised in writing by the Company Group to consult with an attorney prior to executing this Release; (D) the Company Group has given him a period of up to twenty-one (21) days within which to consider this Release, which period will be waived by Employee’s voluntary execution prior to the expiration of the twenty-one day period; and (E) following his execution of this Release he has seven (7) days in which to revoke his release as set forth in this Section 8 only and that, if he chooses not to so revoke, the Release in this Section 8 will then become effective and enforceable and the payment listed above will then be made to his in accordance with the terms of this Release. To cancel this Release, Employee understands that he must give a written revocation to the General Counsel & Corporate Secretary of the Company at [  ], either by hand delivery or certified mail within the seven-day period. If he rescinds the Release, it will not become effective or enforceable and he will not be entitled to any benefits from the Company Group.
9.    EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND

THAT HE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING LTLLC, THE COMPANY, THEIR AFFILIATES, SUBSIDIARIES AND THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

LendingTree, Inc. LendingTree, LLC	Douglas R. Lebda
Dated:	Dated: